                                                                  EXHIBIT (d)(5)

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                          AGREEMENT AND PLAN OF MERGER


                                  dated as of


                                  June 2, 2000


                                     among


                           HOWMET INTERNATIONAL INC.,


                                   ALCOA INC.


                                      and


                             HMI ACQUISITION CORP.


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                               TABLE OF CONTENTS
                                                        Page
                                                        ----

                                   ARTICLE I

                                   THE OFFER

SECTION 1.1    The Offer                                  2
SECTION 1.2    Company Action                             3
SECTION 1.3    Stockholder Lists                          5

                                  ARTICLE II

                                   THE MERGER

SECTION 2.1    The Merger                                 5
SECTION 2.2    Effective Time; Closing                    5
SECTION 2.3    Effect of the Merger                       5
SECTION 2.4    Conversion of Shares                       5
SECTION 2.5    Stock Options and SARs                     6
SECTION 2.6    Surrender of Shares; Stock Transfer Books  7

                                  ARTICLE III

                           THE SURVIVING CORPORATION

SECTION 3.1    Certificate of Incorporation               9
SECTION 3.2    Bylaws                                     9
SECTION 3.3    Directors and Officers                     9

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.1    Organization and Standing                  9
SECTION 4.2    Capitalization                            10
SECTION 4.3    Authority for Agreement                   10
SECTION 4.4    No Conflict                               11
SECTION 4.5    Required Filings and Consents             11
SECTION 4.6    Compliance                                11
SECTION 4.7    Reports and Financial Statements          11
SECTION 4.8    Absence of Certain Changes or Events      12
SECTION 4.9    Undisclosed Liabilities                   12

SECTION 4.10   Brokers                                   12

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

SECTION 5.1    Organization and Standing                 13
SECTION 5.2    Authority for Agreement                   13
SECTION 5.3    No Conflict                               13
SECTION 5.4    Required Filings and Consents             13
SECTION 5.5    Brokers                                   14
SECTION 5.6    Purchaser Actions                         14
SECTION 5.7    Stock Ownership                           14
SECTION 5.8    Financing                                 14

                                   ARTICLE VI

                                   COVENANTS

SECTION 6.1    Conduct of the Business Pending the
                Merger                                   14
SECTION 6.2    Notification of Certain Matters           15
SECTION 6.3    Further Action; Reasonable Best Efforts   15
SECTION 6.4    Stockholders' Meeting; Proxy Statement    15
SECTION 6.5    Indemnification                           16
SECTION 6.6    Public Announcements                      18
SECTION 6.7    Control of Litigation                     18
SECTION 6.8    Limitation on Purchase of Shares          18

                                  ARTICLE VII

                                   CONDITIONS

SECTION 7.1    Conditions to the Obligation of Each
                Party                                    18

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1    Termination                               19
SECTION 8.2    Effect of Termination                     20
SECTION 8.3    Amendments                                20
SECTION 8.4    Waiver                                    20

                                   ARTICLE IX

                               GENERAL PROVISIONS

SECTION 9.1     No Third Party Beneficiaries             20
SECTION 9.2     Entire Agreement                         20
SECTION 9.3     Succession and Assignment                21
SECTION 9.4     Counterparts                             21
SECTION 9.5     Headings                                 21
SECTION 9.6     Governing Law                            21
SECTION 9.7     Severability                             21
SECTION 9.8     Construction                             21
SECTION 9.9     Non-Survival of Representations
                 and Warranties                          21
SECTION 9.10    Certain Definitions                      22
SECTION 9.11    Fees and Expenses                        22
SECTION 9.12    Enforcement of Agreement                 22
SECTION 9.13    Obligation of Parent                     22
SECTION 9.14    Independent Directors Committee          22
SECTION 9.15    Notices                                  22

ANNEX A -- Conditions to the Offer

                                      -4-
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                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (the "Agreement ") dated as of June 2, 2000 among Howmet International Inc., a Delaware corporation (the "Company"), Alcoa Inc., a Pennsylvania corporation ("Parent"), and HMI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Purchaser").

                                  WITNESSETH:

     WHEREAS, Cordant Technologies Holding Company, a Delaware corporation ("Cordant Holdings") and wholly owned subsidiary of Cordant Technologies Inc., a Delaware corporation ("Cordant"), owns 84,650,000 of the shares (the "Cordant Owned Shares") of common stock, par value $01 per share, of the Company (the "Shares"), representing approximately 84.6% of the total number of Shares issued and outstanding as of the date hereof;

     WHEREAS, Parent, Omega Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Omega"), and Cordant entered into an Agreement and Plan of Merger, dated as of March 14, 2000 (the "Cordant Merger Agreement"), pursuant to which Alcoa has acquired, directly or indirectly, all of the issued and outstanding shares of common stock, par value $1.00 per share, of Cordant (the "Cordant Shares") pursuant to a cash tender offer by Omega (the "Cordant Offer") to purchase all of such Cordant Shares for $57.00 per share, followed by a merger of Omega with and into Cordant;

     WHEREAS, Parent has proposed to acquire, through Purchaser, all of the issued and outstanding Shares that are not Cordant Owned Shares;

     WHEREAS, in furtherance of such acquisition, Purchaser has commenced a cash tender offer (as amended pursuant to this Agreement, the "Offer") in compliance with Section l4(d)(l) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to acquire all of the issued and outstanding Shares (other than the Cordant Owned Shares) for $20.00 per Share, net to the seller in cash, conditioned on, among other things, Omega's having accepted for payment Cordant Shares in the Cordant Offer;

     WHEREAS, Parent and Purchaser desire to amend the Offer to increase the amount to be offered to the Company's stockholders for their Shares (other than the Cordant Owned Shares) to $21.00 per Share (the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

     WHEREAS, the Independent Directors Committee (the "Independent Directors Committee") of the Board of Directors of the Company (the "Company Board") has unanimously recommended that the Company Board approve the Offer, the Merger (as defined below) and this Agreement;

     WHEREAS, the Company Board has approved the Offer and resolved to recommend its acceptance by the Company's public stockholders;

     WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have deemed it advisable and in the best interests of their respective stockholders to consummate the merger of Purchaser with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, and by resolutions duly adopted, have approved and adopted the transactions contemplated by the Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE OFFER

     SECTION 1.1. The Offer. (a) Purchaser shall, and Parent shall cause Purchaser to, amend the Offer as soon as practicable on or after the date hereof to (i) increase the Per Share Amount to $21.00, (ii) modify the conditions of the Offer to conform to the conditions or events set forth in Annex A hereto and no others and (iii) to make such other amendments as are required to conform the Offer to this Agreement. Except as otherwise provided in the following sentence, the obligation of Purchaser to accept for payment and pay for Shares validly tendered pursuant to the Offer shall be subject only to the satisfaction of the conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition without the consent of the Company, and to make any other changes in the terms of the Offer; provided, however, that without the consent of the Independent Directors Committee, (i) Purchaser may not amend or waive the Minimum Tender Condition (as defined in Annex A) and (ii) no change may be made that decreases the Per Share Amount, changes the form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to, modifying or supplementing those set forth in Annex A hereto or otherwise adversely affects the holders of the Shares. Purchaser may, without the consent of the Company, (i) extend the Offer from time to time for up to ten business days for each such extension, if at the then scheduled expiration date of the Offer any of the conditions of the Offer set forth in Annex A shall not be satisfied or waived, or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer. Purchaser shall provide a "subsequent offering period" (as contemplated by Rule 1 4d- 11 under the Exchange Act) of not less than three business days following its acceptance for payment of Shares in the Offer. If any of the conditions of the Offer set forth in Annex A is not satisfied or waived on any scheduled expiration date of the Offer, then, if requested by the Independent Directors Committee, Purchaser shall extend the Offer one or more times (the period of each such extension to be determined by Purchaser) for up to 30 days in the aggregate for all such extensions; provided, that at the time of such extension any such condition is reasonably capable of being satisfied; and provided, further, that the failure of such condition to be satisfied is not the result of a willful breach by the Company of any of its representations, warranties or covenants contained in this Agreement. Subject to the terms and conditions of the Offer, Purchaser shall, and Parent shall cause Purchaser to, pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered in the Offer and not withdrawn.

     (c) As soon as practicable after the date hereof, Purchaser shall file with the SEC an amendment to its Tender Offer Statement on Schedule TO dated April 18, 2000 (as so amended and together with all previous and further amendments and supplements thereto, the "Schedule TO") with respect to the Offer, the Merger and the other transactions contemplated hereby (collectively, the "Transactions"). The Schedule TO shall contain or shall incorporate by reference an amended and supplemented Offer to Purchase (as amended and supplemented, the "Offer to Purchase") and revised forms of the related letter of transmittal and any related documents (the Schedule TO, the Offer to Purchase and such other documents, as amended and supplemented, together with all further amendments and supplements thereto, being referred to herein collectively as the "Offer Documents"). The Schedule TO shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The Schedule TO shall not, at the time the Schedule TO or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable law. Parent and Purchaser shall give the Company, the Independent Directors Committee and their respective counsel reasonable opportunity to review the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Parent and Purchaser shall provide the Company, the Independent Directors Committee and their respective counsel with a copy of any written comments or telephonic notification of any oral comments Parent or Purchaser may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof. Parent and Purchaser shall provide the Company, the Independent Directors Committee and their respective counsel with a reasonable opportunity, to the extent practicable, to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Offer Documents, the Transactions or this Agreement. In the event that Parent or the Purchaser receives any comments from the SEC or its staff with respect to the Offer Documents, each shall use its reasonable best efforts to respond promptly to such comments and take all other actions reasonably necessary to resolve the issues raised therein.

     (d) Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to pay for any Shares that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer.

     SECTION 1.2. Company Action. (a) The Company hereby approves of and consents to the Offer and represents that (i) the Independent Directors Committee has unanimously approved and recommended this Agreement (including all terms and conditions set forth herein) and the Transactions, (ii) the Company Board, at a meeting duly called and held, has by a unanimous vote of the directors present, based on the approval and recommendation of the Independent Directors Committee set forth in the preceding clause (i), (A) determined that this Agreement and the Transactions, including each of the Offer and the Merger, are advisable and fair to and in the best interests of the holders of Shares (other than Cordant Holdings and Purchaser), (B) approved and authorized this Agreement and the Merger and (C) recommended that (1) the stockholders of the Company (other than Cordant Holdings and Purchaser) accept the Offer and (2) the stockholders of the Company, if approval is required by applicable law, approve and adopt this Agreement and the Merger, and (iii) Goldman, Sachs & Co. (the "Howmet Financial Advisor") has delivered to the Independent Directors Committee its opinion that, as of the date of this Agreement, the consideration to be received by the holders of Shares (other than Cordant Holdings and Purchaser) in the Offer and the Merger is fair to such holders from a financial point of view.

     (b) The Company shall provide for inclusion in the Offer Documents any information reasonably requested by Parent or Purchaser, and, to the extent reasonably requested by Parent or Purchaser, the Company shall cooperate in the preparation of the Offer Documents. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company Board and the recommendation of the Independent Directors Committee described in Section 1.2(a).

     (c) As soon as reasonably practicable on the date of filing by Purchaser of the amended Offer, the Company shall file with the SEC an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 (as amended and supplemented, together with all further amendments and supplements thereto, the "Schedule 14D-9") containing the recommendation of the Independent Directors Committee and the Company Board described in Section 1.2(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule l4d-9 promulgated under the Exchange Act and any other applicable law. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The Schedule 14D-9 shall not, at the respective times the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the
Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable law. The Company shall give Parent and Purchaser and their counsel reasonable opportunity to review the
Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. The Company shall provide Parent and Purchaser and their counsel with a copy of any written comments or telephonic notification of any oral comments the Company may receive from the SEC or its staff with respect to the Schedule l4D-9 promptly after the receipt thereof The Company shall provide Parent, Purchaser and their counsel with a reasonable opportunity, to the extent practicable, to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Schedule 14D-9, the Transactions or this Agreement. In the event that the Company receives any comments from the SEC or its staff with respect to the Schedule 14D-9, it shall use its reasonable best efforts to respond promptly to such comments and take all other actions reasonably necessary to resolve the issues raised therein.

     SECTION 1.3. Stockholder Lists. To the extent reasonably requested by Parent, the Company shall promptly, or shall cause its transfer agent promptly to, furnish Parent and Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Parent and Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request.

                                  ARTICLE II

                                  THE MERGER

     SECTION 2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), at the Effective Time (as defined in
Section 2.2) Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger. In its capacity as the surviving corporation of the Merger, the Company is sometimes referred to herein as the "Surviving Corporation."

     SECTION 2.2. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties hereto agree shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the "Effective Time"). On the date of such filing, a closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, or such other place as the parties shall agree.

     SECTION 2.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be provided in the applicable provisions of Delaware Law.

     SECTION 2.4. Conversion of Shares. At the Effective Time:

     (a) each Share held by the Company as treasury stock or owned by Parent, Cordant, Cordant Holdings, Purchaser or any subsidiary of any of them immediately prior to the Effective

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Time shall be cancelled, and no payment shall be made with respect thereto;

     (b) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in paragraph (a) or paragraph (d) of this Section 2.4, be converted into the right to receive the Per Share Amount, or if any greater amount per Share shall have been paid pursuant to the Offer, such amount, in cash, without interest (such amount, the "Merger Consideration"), upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.6 hereof;

     (c) each share of common stock of Purchaser outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

     (d) anything in this Agreement to the contrary notwithstanding, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who shall not have voted in favor of or consented to the Merger and complies with all the provisions of Delaware Law concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares ("Dissenting Shares") shall not be converted as described in Section 2.4(b) but shall become, by virtue of the Merger, the right to receive such consideration, solely from the Surviving Corporation, as may be determined to be due to such Dissenting Stockholder pursuant to Delaware Law. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to Delaware Law, such Dissenting Stockholder shall forfeit such right to payment for such Dissenting Shares pursuant to Delaware Law and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     SECTION 2.5. Stock Options and SARs. (a) Each option to purchase Shares issued pursuant the Company's Amended and Restated 1997 Stock Awards Plan
(such plan, the "Company Stock Option Plan," and each option issued thereunder, a "Company Option") shall become exercisable immediately prior to the Effective Time, as permitted pursuant to the terms and conditions of the Company Stock Option Plan. The Company shall offer to each holder of a Company Option that is outstanding immediately prior to the Effective Time (the "Purchase Date") (whether or not then presently exercisable or vested) to cancel such Company Option in exchange for an amount in cash equal to the product obtained by multiplying (x) the difference between the Merger Consideration and the per share exercise price of such Company Option, and (y) the number of Shares covered by such Company Option. All payments in respect of such Company Options shall be made as promptly as practicable after the Purchase Date, subject to the collection of all applicable withholding taxes required by law to be collected by the Company. Each Company Option, the holder of which does not accept such offer, that remains outstanding at the Effective Time shall be assumed by Parent and shall be converted, effective as of the Effective Time, into a vested option with respect to that number (the "New Share Number") of shares of the common stock, par value $1.00 per share, of Parent ("Parent Common Stock") that equals the number of Shares subject to such Company Option immediately before the Effective Time, times an amount equal to the Merger Consideration divided by the Parent Share Value (as defined below), rounded to the nearest whole number, with a per-share exercise price equal to the aggregate exercise price of such option immediately before the Effective Time, divided by the New Share Number, rounded to the nearest whole cent; provided that in the case of any such option that was granted as an "incentive stock option" within the meaning of Section 422 of the Code and did not cease to qualify as such as a result of any acceleration of vesting provided for above or otherwise, the number of shares shall be rounded down to the nearest whole number to determine the New Share Number, and the new per-share exercise price shall be determined by rounding up to the nearest whole cent. The "Parent Share Value" means the average of the daily high and low trading prices of the Parent Common Stock on the New York Stock Exchange on each trading day during the period of 30 days ending the second trading day prior to the Effective Time. Upon the Effective Time or as soon as reasonably practicable thereafter, Parent shall file with the SEC a Registration Statement or Registration Statements on Form S-8 covering all shares of Parent Common Stock to be issued pursuant to the options converted into options to purchase shares of Parent Common Stock pursuant to the terms of this Section 2.5(a) and shall cause such Registration Statement to remain effective so long as Parent continues to have a registration statement on Form S-8 (or any successor form) outstanding for other options to purchase Parent Common Stock (but not beyond the date when all options so converted to options to purchase Parent Common Stock shall have been exercised, forfeited or cancelled). In addition, as of the Effective Time, each of the agreements entered into in 1996 between the Company and certain key management employees of the Company or one of the Company's subsidiaries, as amended in connection with the initial public offering of Shares in 1997 ("SAR Agreements"), providing for the issuance of stock appreciation rights with respect to Shares (a "SAR") shall be amended such that the per-share Appreciated Value (as defined in such SAR Agreements) shall equal the excess of $15 over the Base Value (as defined in such SAR Agreements), the purchase of Shares in the Offer shall constitute an "Acceleration Event" for purposes of the SARs, each SAR outstanding as of the purchase of Shares in the Offer shall become 100% vested and shall be payable in three equal installments (together with interest) as provided in Section 2.3(b)(ii) of the SAR Agreements.

     (b) The provisions of Section 5.5(a) of the Cordant Merger Agreement shall govern the treatment of the options to purchase common stock of Cordant granted to certain key Company employees ("Cordant Options").

     (c) In connection with the foregoing, the Company and/or Parent shall (i) take or cause to be taken all such actions, including without limitation action by the Board of Directors of the Company or Parent or the appropriate committee thereof, to accomplish the foregoing and (ii) make in a timely fashion any notification to holders of Company Options, SARs and/or Cordant Options as may be necessary or appropriate. No further Company Options shall be granted pursuant to the Company Stock Option Plan after the date hereof.

     (d) The Company shall take all such steps as may be required to cause the transactions contemplated by this Section 2.5 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     SECTION 2.6. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.4(b). Purchaser will make available to the Paying Agent, as needed, the aggregate Merger Consideration to be paid in respect of the Shares (the "Fund"). The Fund shall be invested by the Paying Agent as directed by Parent. Any net profits resulting from, or interest or income produced by such investments shall be payable as directed by Parent.

     (b) Promptly after the Effective Time, Parent or the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 2.4(b) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Share Certificates") shall pass, only upon proper delivery to the Paying Agent of the Share Certificates or an affidavit of loss certificate in the form provided by the Paying Agent) and instructions for use in effecting the surrender of the Share Certificates or affidavit of loss certificate pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Share Certificate or affidavit, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Share Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Share Certificate, and such Share Certificate shall then be cancelled. Until so surrendered, each such Share Certificate shall, at and after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest shall accrue or be paid to any beneficial owner of Shares or any holder of any Share Certificate with respect to the Merger Consideration payable upon the surrender of any Share Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Share Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Share Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Share Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

     (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Fund which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Share Certificates held by such holder. The foregoing notwithstanding, neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

     (d) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

     (e) Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer or this Agreement to any holder of Shares such amounts that Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of the Offer and this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Purchaser, the Surviving Corporation or the Paying Agent.

                                  ARTICLE III

                           THE SURVIVING CORPORATION

     SECTION 3.1. Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Purchaser shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law, such certificate of incorporation and the bylaws of the Surviving Corporation; provided, however, that, at the Effective Time,
Article I of the certificate of incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Howmet International Inc."

     SECTION 3.2. Bylaws. The bylaws of Purchaser in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Delaware Law, and the certificate of incorporation and such bylaws of the Surviving Corporation.

     SECTION 3.3. Directors and Officers. From and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable law and the certificate of incorporation and bylaws of the Surviving Corporation, (i) the directors of Purchaser at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall continue as the officers of the Surviving

Corporation.

                                   ARTICLE IV

     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Purchaser as follows:

     SECTION 4.1. Organization and Standing. The Company is a corporation duly organize validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as presently conducted and to enter into and perform this Agreement and to carry out the Transactions. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to so qualify would have a Material Adverse Effect (as defined below) on the Company. The Company has furnished to Parent true and complete copies of its certificate of incorporation (the "Company Certificate of Incorporation") and bylaws (the "Company Bylaws"), each as amended to date and presently in effect. "Material Adverse Effect" shall mean, with respect to any party hereto, any change, event or effect that, when taken together with all other changes, events or effects, is or is reasonably likely to be materially adverse to the business, results of operations, properties, assets, liabilities or condition (financial or otherwise) of such party and its subsidiaries, taken as a whole except, with respect to the Company and its subsidiaries, for such changes, events or effects that affect generally the aircraft turbine engine industry or the industrial gas turbine engine industry and not the Company and its subsidiaries specifically.

     SECTION 4.2. Capitalization. The authorized capital stock of the Company consists of 400,000,000 Shares and 10,000,000 shares of preferred stock, $01 par value per share (the "Preferred Shares"). As of the date hereof, (i) 100,037,057 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no Shares are held in the treasury of the Company, (iii) 4,297,500 Shares are authorized and reserved for future issuance pursuant to Company Options currently issued under the Company Stock Option Plan and (iv) no Preferred Shares are issued and outstanding. The Company has previously furnished to Parent a schedule of outstanding Company Options and SARs, including, where available, the exercise prices and vesting provisions thereof. Except as provided in this Section 4.2, in the Corporate Agreement, dated as of December 2, 1997, as amended, among Cordant, Cordant Holdings and the Company, or pursuant to the Company Stock Option Plan (including directors' restricted shares), (A) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (B) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of the Company, and (C) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof

     SECTION 4.3. Authority for Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions, have been duly authorized by all necessary corporate action (including without limitation the unanimous approval of the Independent Directors Committee), other than the approval of stockholders of the Company to the extent required by applicable law. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. In the event the Merger is consummated pursuant to a provision of Delaware Law other than Section 253 of Delaware Law, the affirmative vote of holders of a majority of the outstanding Shares entitled to vote at a duly called and held meeting of stockholders is the only vote necessary to approve and adopt this Agreement and the Merger. The Board of Directors of the Company has adopted resolutions approving for purposes of Section 203 of Delaware Law Alcoa's becoming an interested stockholder with respect to the Company.

     SECTION 4.4. No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate the Company Certificate of Incorporation or Company Bylaws, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected or the organizational documents of any of the Company's subsidiaries, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of any of them is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, (A) have a Material Adverse Effect on the Company, or (B) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Transactions.

        SECTION 4.5. Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and filing and recordation of appropriate merger documents as required by Delaware Law,
(ii) for any required filings, notifications, approvals or consents under applicable foreign competition or antitrust laws and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, (A) have a Material Adverse Effect on the Company, or (B) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the

Transactions.

     SECTION 4.6. Compliance. Neither the Company nor any of its subsidiaries is in conflict with or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of the Company or any of its subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, (A) have a Material Adverse Effect on the Company, or (B) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Transactions.

     SECTION 4.7. Reports and Financial Statements. The Company has previously furnished to Parent complete and accurate copies, as amended or supplemented, of its (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1999,
(ii) proxy statements relating to all meetings of its stockholders (whether annual or special) since December 31, 1998, and (iii) all other reports or registration statements, including Registration Statements on Form S-8, filed by the Company with the SEC since December 31, 1998 (such annual reports, proxy statements, registration statements and other filings, together with any amendments or supplements thereto, are collectively referred to herein as the "Company Reports"). The Company Reports constitute all of the documents filed or required to be filed by the Company with the SEC since December 31, 1998. As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Company included in the Company Reports (together, the "Financial Statements") (A) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (C) fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the periods referred to therein.

     SECTION 4.8. Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in the Company Reports filed prior to the date hereof, since December 31, 1999, the Company and its subsidiaries have conducted their respective businesses in all material respects only in the ordinary course and consistent with prior practice and there has not been any event or occurrence of any condition that has had or could reasonably be expected to have a Material Adverse Effect on the Company.

     SECTION 4.9. Undisclosed Liabilities. Except as and to the extent set forth in any Company

Report filed prior to the date hereof, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required in accordance with GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto), except for liabilities or obligations incurred in the ordinary course of business consistent with prior practice since December 31, 1999, that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company.

     SECTION 4.10. Brokers. No broker, finder or investment banker (other than the Howmet Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company (including the Independent Directors Committee). The Company has heretofore furnished to Parent a complete and correct copy of all agreements pursuant to which the Howmet Financial Advisor is entitled to any payment relating to this Agreement or the Transactions.

                                   ARTICLE V

   REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Parent and Purchaser, jointly and severally, represent and warrant to the Company as follows:

     SECTION 5.1. Organization and Standing. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to conduct its business as presently conducted and to enter into and perform this Agreement and to carry out the Transactions.

     SECTION 5.2. Authority for Agreement. The execution, delivery and performance by each of Parent and Purchaser of this Agreement, and the consummation by each of Parent and Purchaser of the Transactions, have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against Parent and Purchaser in accordance with its terms.

     SECTION 5.3. No Conflict. The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser and the consummation of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Purchaser,
(ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or any of their respective subsidiaries or by which any property or asset of Parent or Purchaser or their respective subsidiaries is bound or affected or the organizational documents of any of such subsidiaries (other than the Company and its subsidiaries), or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser or their respective subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser or their respective subsidiaries is a party or by which Parent or Purchaser or their respective subsidiaries or any property or asset of any of them is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by Parent or Purchaser of their respective obligations under this Agreement or the consummation of the Transactions.

     SECTION 5.4. Required Filings and Consents. The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, state securities or Blue Sky Laws and filing and recordation of appropriate merger documents as required by Delaware Law, (ii) for any required filings, notifications, approvals or consents under applicable foreign competition or antitrust laws and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Parent or Purchaser of any of their respective obligations under this Agreement or the consummation of the Transactions.

     SECTION 5.5. Brokers. No broker, finder or investment banker is entitled to any brokerage finder's or other fee or commission payable by the Company in connection with this Agreement and the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

     SECTION 5.6. Purchaser Actions. Since the date of its incorporation, Purchaser has not carried on any business or conducted any operations other than the commencement of the Offer, the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

     SECTION 5.7. Stock Ownership. As of the date of this Agreement, Cordant Holdings own beneficially and of record, 84,650,000 Shares, and Parent does not own, beneficially or of record, directly or indirectly, any other Shares.

     SECTION 5.8. Financing. Parent and Purchaser collectively will have at the closing of the Offer or at the Effective Time, as the case may be, sufficient immediately available funds in cash to acquire all of the Shares validly tendered in the Offer and not withdrawn, to acquire all outstanding Shares (other than the Cordant Owned Shares or Shares acquired by Purchaser in the Offer) in the Merger, to perform Parent's and Purchaser's obligations hereunder, to perform Parent's obligations under the Cordant Offer and the Cordant Merger Agreement and to pay the related fees and expenses.

                                   ARTICLE VI

                                   COVENANTS

     SECTION 6.1. Conduct of the Business Pending the Merger. (a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement or unless Parent shall otherwise consent in writing, (i) the businesses of the Company shall be conducted only in the ordinary course of business and in a manner consistent with prior practice, and (ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current officers and employees of the Company and to maintain existing relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations.

     (b) Without limiting the generality of the foregoing, the Company agrees and covenants that between the date of this Agreement and the Effective Time, the Company shall not, nor shall the Company permit any of its subsidiaries to,
(i) declare, set aside for payment or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends or other distributions by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company, (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) repurchase or otherwise acquire or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock, (iv) issue, deliver, grant, sell or dispose of, or authorize or propose the issuance, delivery, grant, sale or disposition of, any shares of its capital stock or any securities convertible into, exchangeable for or evidencing the right to subscribe for any such shares of its capital stock, or any rights, warrants, options or any other agreements of any character to acquire any such shares or convertible or exchangeable securities, other than the issuance of Shares upon the exercise of Company Options outstanding as of the date of this Agreement under the Company Stock Option Plan or (v) make any commitment to take any of the actions prohibited by this Section 6.1.

     SECTION 6.2. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence, of any event which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure by such party (or Purchaser, in the case of Parent) in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.3. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and third parties as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of Parent and the Surviving Corporation shall use their reasonable best efforts to take all such action.

     SECTION 6.4. Stockholders' Meeting; Proxy Statement. (a) If required by Delaware Law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law and the Company Certificate of Incorporation and Company Bylaws, (i) duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the adoption of this Agreement and the approval of the Merger (the "Stockholders' Meeting"), (ii) file a proxy or information statement with the SEC in accordance with the Exchange Act (the "Proxy Statement") and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC, and
(iii) include in the Proxy Statement (A) the recommendation of the Company Board that the stockholders of the Company approve and adopt this Agreement; provided that such recommendation may be withdrawn, modified or amended to the extent the Company Board determines that the failure to do so would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law (as determined by the Company Board in good faith after consultation with counsel), and (B) the opinion of the Howmet Financial Advisor that, as of the date of this Agreement, the consideration to be received by the holders of Shares (other than Cordant Holdings and Purchaser) in the Offer and the Merger is fair to such holders from a financial point of view. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The Proxy Statement shall not, at the time of mailing thereof and at the time of the Stockholders' Meeting, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent, Purchaser and the Company shall also take any action required to be taken under Blue Sky Laws or state securities laws in connection with the Merger. Parent, Purchaser and the Company shall cooperate with each other in taking such action and in the preparation of the Proxy Statement. Parent and its counsel shall be given reasonable opportunity to review the Proxy Statement and any amendments thereto prior to dissemination of the Proxy Statement to holders of Shares, The Company shall provide Parent and its counsel with a copy of any written comments or telephonic notification of any oral comments the Company may receive from the SEC or its staff with respect to the Proxy Statement promptly after the receipt thereof. The Company shall provide Parent and its counsel with a reasonable opportunity, to the extent practicable, to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Proxy Statement. At the Stockholders' Meeting, Parent and Purchaser shall cause the Cordant Owned Shares and any Shares acquired by Purchaser in the Offer to be voted in favor of the approval and adoption of this Agreement and the Merger.

     (b) In the event that, following consummation of the Offer, Cordant Holdings and Purchaser own an aggregate of at least 90% of the then outstanding Shares, the parties hereto agree, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective without a meeting of the stockholders of the Company in accordance with Section 253 of Delaware Law, as promptly as practicable after the consummation of the Offer.

     SECTION 6.5. Indemnification. (a) It is understood and agreed that all rights to indemnification by the Company and its subsidiaries now existing in favor of each present and former director and officer of the Company (or any subsidiary thereof) and each person who served at the request of the Company as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, in each case determined as of the Effective Time (each an "Indemnified Party"), as provided in the Company Bylaws or the certificate of incorporation or bylaws of the applicable subsidiary of the Company or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, shall survive the Merger and shall continue in full force and effect for a period of at least six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Action (as defined below) pending or asserted or claim made within such period shall continue until the disposition of such Action or resolution of such claim.

     (b) Parent shall, and shall cause the Surviving Corporation to, from and after the Effective Time, indemnify and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to all acts and omissions, or alleged acts or omissions, occurring on or before the Effective Time, whether commenced, asserted or claimed prior to, at or after the Effective Time, that are based on or arise out of the Indemnified Party's service as a director or officer of the Company (or any subsidiary thereof) or, at the request of the Company, as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, including all acts or omissions in connection with this Agreement and the Transactions, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Parent and the Surviving Corporation shall pay, as incurred, the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, in advance of the final disposition of any such Action to the fullest extent permitted under applicable law and, if required, upon receipt of any undertaking required by applicable law, and (ii) Parent and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further, that Parent and the Surviving Corporation shall not be obligated pursuant to this
Section 6.5 to pay the fees and disbursements of more than one counsel (together with local counsel) for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group.

     (c) Parent and the Surviving Corporation shall cause to be maintained in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company or by Cordant with respect to the Company (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous) with respect to matters or events occurring at or prior to the Effective Time to the extent available; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend an amount per year in excess of 100% of the current annual premiums paid by the Company to maintain or procure insurance coverage pursuant hereto; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to cause to be obtained a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the foregoing, so long as (i) Parent is required to maintain the directors' and officers' liability insurance policies of Cordant and its subsidiaries (including the Company and its Subsidiaries) pursuant to Section 5.9(c) of the Cordant Merger Agreement and (ii) Parent is in compliance with such obligations as they apply to the Company and its Subsidiaries, said Section 5.9(c) shall govern the provision of such insurance by Parent and the Surviving Corporation pursuant to this Section 6.5(c).

     (d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of the Company or any of its subsidiaries, under Delaware Law or otherwise. The provisions of this Section 6.5 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

     SECTION 6.6. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

     SECTION 6.7. Control of Litigation. Parent shall have the right to conduct and control, through counsel of its own choosing, in consultation and cooperation with the Company and the Independent Directors Committee and their respective counsel, the defense or settlement of any action or claim brought by any stockholder or purported stockholder of the Company before any domestic or foreign court of competent jurisdiction which challenges the acquisition in whole or in part of the Shares or the entering into of this Agreement, seeks to restrain or prohibit the making or consummation of the Offer or the Merger or seeks to obtain material damages, including, without limitation, the actions captioned Peters v. Wilson, Chmelev v. Wilson, McMullen v. Howmet International Inc., Guido v. Howmet International Inc., Brickell Partners v. Wilson, Berkowitz
v. Wilson, Kaplan v. Howmet International Inc. and Abbot v. Wilson, which actions have been consolidated for all purposes under the caption In re Howmet International Shareholders Litigation, and the Company shall not, and shall cause its subsidiaries and affiliates not to, pay or settle any such claim or action to which it is a party without the prior written consent of Parent; provided, that the Company shall be permitted to participate in such defense or settlement through counsel chosen by it, and the Parent shall not take any action with respect to such defense or settlement to which the Company shall reasonably object.

     SECTION 6.8. Limitation on Purchase of Shares. Prior to the Effective Time, the Parent and its affiliates will not purchase or otherwise acquire the beneficial ownership of any Shares except pursuant to the Offer (amended as contemplated by Section 1.1) or the Merger.

                                  ARTICLE VII

                                   CONDITIONS

     SECTION 7.1. Conditions to the Obligation of Each Party. The respective obligations of Parent, Purchaser and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived (to the extent permitted) in writing by all parties (any waiver by the Company to be made only with the approval of the Independent Directors Committee):

     (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote or consent of the stockholders of the Company to the extent required by Delaware Law.

     (b) No Order. No foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise preventing or prohibiting consummation of any of the Transactions.

     (c) Purchaser shall have purchased validly tendered Shares in the Offer.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1. Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time:

     (a) By mutual written consent duly authorized by the Boards of Directors of Parent and the Company, if such termination is also approved by the Independent Directors Committee;

     (b) By either Parent or the Company if any court of competent jurisdiction or administrative agency, commission, governmental or regulatory authority, domestic or foreign, shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used its reasonable best efforts to remove such order, decree, ruling or action.

     (c) By Parent if, due to an occurrence or circumstance that would result in a failure of any condition set forth in Annex A hereto to be satisfied, (i) Purchaser shall not have amended the Offer within 10 days following the date of this Agreement, (ii) the Offer shall have been terminated or shall have expired in accordance with its terms without Purchaser having accepted for payment any Shares pursuant to the Offer or (iii) Purchaser shall have failed to accept for payment Shares pursuant to the Offer on or before September 30, 2000, unless, in the case of clauses (ii) and (iii) such termination or failure to pay for Shares shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any covenant or agreement of either of them contained in this Agreement or the material breach by Parent or Purchaser of any representation or warranty of either of them contained in this Agreement; or

     (d) by the Company (by action of the Independent Directors Committee), if
(1)(A) there has been a material breach by Parent or Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Parent or Parent shall have become untrue in any material respect and (B) such breach is not curable, or, if curable, is not cured within 15 days after written notice of such breach is given to Parent by the Company; or (2) whether or not Parent or Purchaser shall be in breach of this Agreement (provided that this clause (2) shall not limit clause (1)), (i) Purchaser shall not have amended the Offer within 10 days following the date of this Agreement, (ii) the Offer shall have been terminated or shall have expired in accordance with its terms without Purchaser having accepted for payment any Shares validly tendered pursuant to the Offer, or (iii) Purchaser shall have failed to accept for payment Shares validly tendered pursuant to the Offer on or before September 30, 2000; provided, however, that the right to terminate this Agreement pursuant to Section 8.1(d) shall not be available to the Company if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement.

     SECTION 8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, except that the provisions of this Section 8.2 and of Article IX shall survive any such termination, and there shall be no liability on the part of any party hereto or their respective directors, officers, employees or stockholders; provided that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its covenants or agreements set forth in this Agreement and all rights and remedies of such nonbreaching party under this Agreement in the case of such a willful and material breach, at law or in equity, shall be preserved.

     SECTION 8.3. Amendments. This Agreement may not be amended except by action of the Board of Directors of each of the parties hereto (and, in the case of the Company, with the approval of the Independent Directors Committee) set forth in an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the stockholders of the Company (if required), no amendment may be made without the further approval of the stockholders of the Company if the effect of such amendment would be to (i) reduce the Merger Consideration or change the form thereof or (ii) alter or change any of the terms and conditions of this Agreement if any of such alterations or changes, alone or in the aggregate, would be materially adverse to the stockholders of the Company, or if such approval is otherwise required under Delaware Law.

     SECTION 8.4. Waiver. At any time prior to the Effective Time, whether before or after any Stockholders' Meeting, any party hereto, by action taken by its Board of Directors (and, in the case of the Company, with the approval of the Independent Directors Committee), may (i) extend the time for the performance of any of the covenants, obligations or other acts of the Company, in the case of an extension by Parent or Purchaser, or Parent or Purchaser, in the case of an extension by the Company, or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Company, in the case of a waiver by Parent or Purchaser, or Parent or Purchaser, in the case of a waiver by the Company, or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.1. No Third Party Beneficiaries. Other than the provisions of
Section 6.5 (the "Third Party Provisions"), nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto. The Third Party Provisions may be enforced by the beneficiaries thereof

     SECTION 9.2. Entire Agreement. This Agreement (including Annex A hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof.

     SECTION 9.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Purchaser may freely assign its rights to purchase Shares in the Offer to another wholly owned subsidiary of Parent without such prior written approval.

     SECTION 9.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     SECTION 9.5. Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof Each of the Company and Parent hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

     SECTION 9.7. Severability. Any term or provision of this Agreement that is invalid unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     SECTION 9.8. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

     SECTION 9.9. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Nothing in this
Section 9.9 shall limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 9.10. Certain Definitions. For purposes of this Agreement, (i) the term "affiliate" shall have the same meaning as set forth in Rule l2b-2 promulgated under the Exchange Act, (ii) the term "person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof and
(iii) the term "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

     SECTION 9.11. Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Offer, this Agreement and the Transactions shall be paid by the party incurring such fees and expenses.

     SECTION 9.12. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 9.13. Obligation of Parent. Whenever this Agreement requires Purchaser (or its successors or assignees) to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Purchaser to take such action and a guarantee of the performance thereof.

        SECTION 9.14. Independent Directors Committee. Prior to the Effective Time, any agreement by the Company to terminate this Agreement pursuant to
Section 8.1(a), any termination of this Agreement by the Company pursuant to
Section 8.1(b) or 8.1(d), any agreement by the Company to amend this Agreement pursuant to Section 8.3 or any waiver by the Company pursuant to Section 7.1 or
8.4 shall be made, taken or given, as the case may be, only with the concurrence, or at the direction, of the Independent Directors Committee, as the Independent Directors Committee may determine, from time to time, in its sole discretion.

        SECTION 9.15. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier service to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.15:

If to Parent or Purchaser:

    Alcoa Inc.
    201 Isabella Street
    Pittsburgh, PA 15212-5858
    Telecopier: (412) 553-3200
    Attn: General Counsel

with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    Four Times Square
    New York, NY 10036-6522
    Telecopier: (212) 735-2000
    Attn: J. Michael Schell, Esq.
          Margaret L. Wolff, Esq.

If to the Company:

    Howmet International Inc.
    475 Steamboat Road
    Greenwich, CT 06830
    Telecopier: (203) 625-8771
    Attn: General Counsel

with a copy to:

    Baker Botts L.L.P.
    One Shell Plaza
    910 Louisiana
    Houston, TX 77002-4995
    Telecopier: (713) 229-7701
    Attn: J. David Kirkland, Jr., Esq.

and to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    NewYork,NY 10019
    Telecopier: (212) 403-2000
    Attn: Eric S. Robinson, Esq.

        IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              HOWMET INTERNATIONAL INC.


                              /s/ Roland A. Paul
                              By: Roland A. Paul
                              Title: Vice President and General Counsel


                              ALCOA INC.


                              /s/ Richard B. Kelson
                              By: Richard B. Kelson
                              Title: Executive Vice President and Chief
                                     Financial Officer



                              HMI ACQUISITION CORP.


                              /s/ Barbara S. Jeremiah
                              By: Barbara S. Jeermiah
                              Title: Vice President

                                    ANNEX A

                            CONDITIONS TO THE OFFER


        Notwithstanding any other term or provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule l4e-1(c) promulgated under the Exchange Act, to pay for any Shares not theretofore accepted for payment or paid for unless there shall have been tendered and not withdrawn prior to the expiration of the Offer not less than that number of Shares that would represent a majority of the outstanding Shares held by stockholders other than Cordant Holdings or Purchaser (the "Minimum Tender Condition"). Furthermore, notwithstanding any other term or provision of the Offer, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if, at any time on or after the date hereof, and prior to the acceptance of such Shares for payment or the payment therefor, any of the following events or facts shall have occurred:

        (a) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation (whether or not mandatory) imposed by any government, governmental agency or authority on the extension of credit by banks or other lending institutions in the United States, or (iv) the commencement of a war or armed hostilities or other international calamity directly or indirectly involving the United States; or

        (b) there shall be instituted or pending any action or proceeding by any domestic or foreign governmental, regulatory or administrative agency or commission that has, in the good faith judgment of Parent, a reasonable possibility of success and that (i) challenges the acquisition in whole or in part of the Shares, seeks to restrain or prohibit the making or consummation of the Offer or the Merger or seeks to obtain any material damages, (ii) prohibits or makes illegal the purchase of, or payment for, some or all of the Shares,
(iii) results in a material delay in or restricts the ability of Purchaser, or renders the Purchaser unable, to accept for payment or pay for some or all of the Shares or to consummate the Merger, or (iv) imposes limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser on all matters properly presented to the stockholders of the Company; or

        (c) any statute, rule, regulation, referendum, interpretation or order shall be enacted, qualified, enforced, promulgated or deemed applicable to (i) Parent or any of its subsidiaries (including the Company or any of its subsidiaries) or (ii) the Offer or the Merger, which, in the reasonable judgment of Parent, would directly or indirectly result in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above; or

        (d) this Agreement shall have been terminated in accordance with its terms or Parent and the Company (with the approval of the Independent Directors Committee) shall have agreed that Purchaser shall amend or terminate the Offer or postpone the acceptance for payment of Shares pursuant thereto; or

        (e) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality or Material Adverse Effect on the Company shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made at the time of such determination (other than to the extent such representations and warranties are made as of a specified date, in which case, such representations and warranties shall not be so true and correct as of such date); or

        (f) the Company shall have failed to perform or comply with in any material respect any of the agreements or covenants of the Company to be performed or complied with by it under this Agreement; or

        (g) there shall have occurred any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect on the Company;

which in the reasonable good faith judgment of Parent with respect to each and every matter referred to above and regardless of the circumstance (including any action or inaction by Parent or Purchaser) giving rise to any such condition, makes it inadvisable to proceed with the Offer, the acceptance for payment or payment for the Shares in the Offer, or the Merger.

        The foregoing conditions (other than the Minimum Tender Condition) are for the benefit of Parent and Purchaser only and may be asserted regardless of the circumstances giving rise to any such conditions (including any action or inaction by Parent or Purchaser). Except as otherwise provided in Section 1.1(a) of the Merger Agreement, each of the foregoing conditions may be waived by Purchaser in whole or in part. The failure to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each right shall be deemed a continuing right which may be asserted at any time and from time to time. Any determination by Parent with respect to the foregoing conditions shall be final and binding on the parties.



                                     A-31